EXHIBIT 5

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 400

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

writer’s direct dial number	writer’s e-mail

(202) 274-2000

April 22, 2005

Abigail Adams National Bancorp, Inc.

1130 Connecticut Ave., NW

Washington, DC 20036

Ladies and Gentlemen:

We have acted as special counsel to Abigail Adams National Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 139,100 shares of common stock, par value $0.01 per share (the “Shares”), of the Company and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”). In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate law of the State of Delaware.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company and Consolidated Bank & Trust Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company and Consolidated Bank & Trust Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Based on the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when issued and sold as contemplated in the Registration Statement and the Agreement and Plan of Merger, dated February 10, 2005, by and

Abigail Adams National Bancorp, Inc.

April 22, 2005

between the Company and Consolidated Bank & Trust Company, will be validly issued and outstanding, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Opinions” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

Very truly yours,

/s/ LUSE GORMAN POMERENK & SCHICK

LUSE GORMAN POMERENK & SCHICK

A Professional Corporation